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                                                                    Exhibit 99.1
                                                                       MANORCARE
                                                                    News Release
FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail  gmeyers@hcr-manorcare.com
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               MANOR CARE ANNOUNCES CLOSING OF DEBT TENDER OFFERS


     TOLEDO, Ohio, August 13, 2004 - Manor Care, Inc. (NYSE: HCR) today announced that it has accepted and purchased $50,000,000 principal amount of the 7-1/2% Senior Notes due 2006 issued by Manor Care of America, Inc. and guaranteed by Manor Care, and $50,000,000 principal amount of its 8% Senior Notes due 2008 pursuant to its previously announced tender offers. The offers expired at 12:00 midnight, New York City time, on Thursday, August 12, 2004.
     Both offers were oversubscribed and, accordingly, the Notes have been accepted for purchase on a pro rata basis. The proration factor for the 7-1/2% Senior Notes is approximately 39% and the proration factor for the 8% Senior Notes is approximately 33%.
     J.P. Morgan Securities Inc. served as Dealer Manager and Global Bondholder Services Corporation acted as depositary and information agent for the offers. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security.
     Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected

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Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.
     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.
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